Exhibit 99.1

                 Capstone Turbine Reports 3rd Quarter
                   Revenue Up 23% Over 2nd Quarter

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Feb. 9, 2006--Capstone Turbine Corporation(R) (Nasdaq:CPST) (www.microturbine.com) reported results for the third quarter of fiscal year 2006 on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2006.
    Revenues increased to $7.0 million for the third quarter, up over 50% from the prior year comparable quarter, with backlog increasing over 60%.

    Financial Summary

    Capstone's revenues increased to $7.0 million for the third quarter, up over 50% from the prior year comparable quarter, and up 23% from the second quarter. The increase indicates growing market acceptance and increased adoption rate. Backlog at the end of the third quarter was $10.1 million, an increase of over 60% from the prior year comparable quarter, down sequentially 20% from the second quarter. The decrease was a reflection of the delay in the New York City Department of Buildings' Materials Equipment Acceptance application approval that was expected to be finalized in the quarter.
    The reported gross loss was $2.8 million, or 39% of revenue, for the third quarter of fiscal 2006, compared to $2.1 million, or 46% of revenue, for the third quarter of fiscal 2005. The gross loss increased $1.7 million from the $1.1 million loss reported for the second quarter of fiscal 2006. The benefit of increased revenues in the quarter was offset by changes in product enhancement program reserves and inventory valuation charges.
    Research and development costs were $3.1 million for the third quarter, up $0.4 million from the prior quarter. The increase is attributable to spending related to work on government cost sharing programs.
    Selling, general and administrative costs were $9.0 million for the third quarter and include a $2.0 million charge related to the settlement agreement with Interstate Companies. Excluding the settlement charge, this was an increase of approximately $0.2 million from the second quarter.
    Capstone's net loss was $14.2 million, or $0.14 per share, for the third quarter of fiscal 2006, an increase of $4.0 million from the $10.2 million loss, or $0.12 per share, reported for the second quarter of fiscal 2006. Included in the $0.14 per share net loss was the $2.0 million settlement charge.
    Cash balances increased $22.1 million in the third quarter from the $44.1 million balance at the end of the prior quarter. The increased cash balance is a result of the registered direct offering of the Company's common stock completed in October 2005, resulting in net proceeds of approximately $39.1 million.
    Cash and cash equivalents at the end of the quarter were $66.2 million.

    Business Summary

    John Tucker, Capstone's President and CEO, said "Our team is continuing to move forward on our mission to becoming the world leader in distributed power generation. I am pleased with our most recent accomplishments and their importance in moving us closer to achieving our mission."

    Listed below is a brief summary of our recent operating accomplishments:

    Negotiated and signed a Memorandum of Understanding (MOU) with Broad USA, Inc. to jointly develop fully integrated cogeneration
(CCHP) systems. Broad specializes in the design and manufacture of absorption chillers powered by clean and recyclable energies. Broad is headquartered in Beijing, China with its U.S. headquarters located in Hackensack, New Jersey. Their products are sold in over 30 countries, hold a greater than 50% market share in China, and are market leaders in absorption chilling in the United States and Europe. (Jan. 31, 2006.)
    Increased strength of New York sales force by naming Bruce Beckwith as Regional Vice-President of Sales. Beckwith will be responsible for Capstone's sales and service activities for the Northeast region of the U.S. Beckwith joins the Capstone team from WESCO (Liberty Electric), where he was their Maspeth, Queens Branch Manager of Major Projects. Prior to joining WESCO, Beckwith worked for over 30 years in the New York electrical contracting industry. (Jan. 25, 2006.)
    Capstone-branded products have been approved by the General Services Administration (GSA) and are now on the GSA Schedule. The GSA approval provides the opportunity for federal end-user customers to negotiate and acquire products and services from commercial suppliers. Capstone has been approved on the GSA Schedule for five (5) years, from January 1, 2006, through January 1, 2011. (Jan. 24, 2006.)
    Richard Atkinson was appointed to Capstone's Board of Directors. Atkinson is Vice-President, CFO and Corporate Secretary of Pope & Talbot, a wood and pulp products business headquartered in Portland, Oregon. Before joining Pope & Talbot two years ago, Atkinson was with Sierra Pacific Resources for more than 20 years, most recently as its Vice-President, CFO and Treasurer. Sierra Pacific Resources is the holding company for Nevada Power and Sierra Pacific Power, which provide electric service to most of the state of Nevada and portions of eastern California. Sierra Pacific Power is also an interstate natural gas transmission line originating in Oregon and is a supplier of natural gas to the Reno-Sparks region. (Dec. 9, 2005.)
    Announced at the Power-Gen International trade show that the Company will begin shipping an enhanced line of 65-kilowatt microturbine models. The new natural gas fueled C65 and C65-ICHP (with factory-integrated heat recovery) will deliver higher electrical and thermal output without any change to the product's weight and dimensions, which are much lighter and more compact than similar capacity generators. This reduces footprint requirements and enables greater flexibility in indoor, outdoor and rooftop siting. (Dec. 6, 2005.)

    Conference Call

    The Company will host a conference call today, Thursday, February 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Company's website: www.microturbine.com/ir.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,200 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 10 million documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Shanghai and Tokyo.
    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

    This press release contains "forward-looking statements," as that term is used in the federal securities laws, with regard to business growth generally, as well as the operating characteristics of the C65 models. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan," "driving to" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including the fact that the Broad USA, Inc. MOU is subject to a definitive agreement and other factors described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


                     CAPSTONE TURBINE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)

                                              December 31,   March 31,
                                                 2005          2005
                                              ------------ -----------
                                                     (Unaudited)
                    Assets
Current Assets:
   Cash and cash equivalents                      $66,190     $63,593
   Accounts receivable, net of allowance for
    doubtful accounts and sales returns of
    $779 at December 31, 2005 and $536 at
    March 31, 2005                                  5,949       3,150
   Inventories                                     14,702      11,273
   Prepaid expenses and other current assets          932         992
     Total current assets                          87,773      79,008
Equipment and Leasehold Improvements, net           8,519      10,529
Non-Current Portion of Inventories                  2,939       3,990
Intangible Asset, net and Other Long-Term Assets    1,469       1,663
     Total                                       $100,700     $95,190

          Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses           $6,835      $5,796
   Accrued salaries and wages                       1,109       1,442
   Accrued warranty reserve                         7,984       8,667
   Deferred revenue                                 1,419       1,522
   Current portion of notes payable and
    capital lease obligations                          19          19
     Total current liabilities                     17,366      17,446
Long-Term Portion of Notes Payable and Capital
 Lease Obligations                                     50          64
Other Long-Term Liabilities                           690       1,002
Stockholders' Equity:
   Preferred stock, $.001 par value;
    10,000,000 shares authorized; none issued          --          --
   Common stock, $.001 par value; 415,000,000
    shares authorized; 103,252,461 shares
    issued and 102,701,253 shares outstanding
    at December 31, 2005;  85,379,446 shares
    issued and 84,828,238 shares outstanding
    at March 31, 2005                                 103          85
   Additional paid-in capital                     571,963     530,931
   Accumulated deficit                           (488,714)   (453,469)
   Deferred stock compensation                       (245)       (356)
   Treasury stock, at cost; 551,208 shares           (513)       (513)
     Total stockholders' equity                    82,594      76,678
     Total                                       $100,700     $95,190


                     CAPSTONE TURBINE CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                    Three                Nine
                                 Months Ended         Months Ended
                                  December 31,         December 31,
                                 2005      2004      2005      2004
                                            (Unaudited)

Revenue                     $   7,040   $  4,683  $  16,552  $ 11,563
Cost of Goods Sold              9,793      6,829     23,785    18,299
  Gross Loss                   (2,753)    (2,146)    (7,233)   (6,736)

Operating Expenses:
  Research and development      3,093      2,793      7,926     9,126
  Selling, general and
   administrative               9,045      5,210     21,570    14,856
    Total operating expenses   12,138      8,003     29,496    23,982
Loss from Operations          (14,891)   (10,149)   (36,729)  (30,718)
  Interest income                 708        378      1,481       937
  Interest expense                 (1)        (2)       (22)      (37)
  Other Income                      3          3         27       369
Loss Before Income Taxes      (14,181)    (9,770)   (35,243)  (29,449)
Provision for Income Taxes         --         --          2         2
Net Loss                    $ (14,181)   $(9,770)  $(35,245) $(29,451)


Net Loss Per Share of Common
 Stock - Basic and Diluted   $ (0.14)   $ (0.12)  $  (0.39)  $ (0.35)

Weighted Average Shares Used
 to Calculate Basic and
 Diluted Net Loss Per Share   102,341     84,412     90,624    84,337




    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628